Exhibit 99.1

uniQure Announces Third Quarter 2021 Financial Results

and Highlights Recent Company Progress

~ Completed 78-week follow-up for hemophilia B pivotal study,

with top-line data expected by year-end 2021 ~

~ Enrolled 14 patients to date in Phase 1/2 clinical trial of AMT-130 in Huntington’s Disease, with no significant safety concerns observed ~

~ Preliminary data on first four patients in ongoing Phase I/II clinical trial of AMT-130 and initiation of European Phase Ib/II clinical trial expected by year-end 2021 ~

~ Closed acquisition of Corlieve Therapeutics adding preclinical program in temporal lobe epilepsy to proprietary research pipeline ~

Lexington, MA and Amsterdam, the Netherlands, October 25, 2021 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today reported its financial results for the third quarter of 2021 and highlighted recent progress across its business.

“We continue to make strong progress across our clinical trials and research programs, and CSL Behring is making significant strides towards a BLA submission for etranacogene dezaparvovec in hemophilia B, which is expected in the first half of 2022,” stated Matt Kapusta, chief executive officer at uniQure. “Before the end of this year, we look forward to announcing clinical data from our Huntington’s disease gene therapy program, including preliminary data on the first four patients in our ongoing U.S. Phase I/II study of AMT-130. Additionally, top-line 78-week follow-up data on all HOPE-B pivotal study patients is expected to be announced by CSL Behring in late 4Q2021.”

•         Advancing late-stage development of etranacogene dezaparvovec (AMT-061) for the treatment of hemophilia B – licensed to CSL Behring

•	In September 2021, all patients in the HOPE-B pivotal trial of etranacogene dezaparvovec in severe to moderately severe hemophilia B completed their 78-week follow-up visits. Along with our global partner, CSL Behring, the Company expects to announce top-line data from the HOPE-B trial in the late fourth quarter of 2021.

The Company announced initial 52-week follow-up data from the HOPE-B pivotal trial in June 2021. Data showed that after a single dose of etranacogene dezaparvovec, patients continued to demonstrate durable, sustained increases in FIX activity with a mean FIX activity of 41.5% of normal at 52 weeks of follow-up, compared to a mean of 39.0% of normal at 26-weeks of follow-up.  During the 52-week period, patients reported an 80% reduction in total bleeding events requiring treatment, an 85% reduction in spontaneous bleeding events requiring treatment, and a 96% reduction in annualized usage of FIX replacement therapy.

•	The Company and CSL Behring continue to make significant progress on the preparation of a biologics license application (BLA) for etranacogene dezaparvovec, which is expected to be submitted by CSL Behring to the U.S. Food and Drug Administration (FDA) in the first half of 2022. As part of these efforts, the Company anticipates completing the validation of its commercial manufacturing process before year-end 2021.

•	Advancing the clinical development of AMT-130 for the treatment of Huntington’s disease

•	In August 2021, two additional patient procedures were completed in the second dose cohort of the ongoing Phase I/II clinical trial of AMT-130. These procedures followed a positive recommendation from the study’s Data Safety Monitoring Board (DSMB) after reviewing available follow-up data from all participants in the trial. The DSMB is expected to meet again in the fourth quarter of 2021, and assuming a positive recommendation, the Company expects to enroll additional patients before the end of 2021. Full study enrollment of all 26 patients is expected to be completed by mid-2022.

•	A total of 14 patients have been enrolled in the Phase I/II study of AMT-130, including all 10 patients in the first dose cohort and four patients in the second, higher-dose cohort. Of the patients enrolled to date, eight patients have been treated with AMT-130 and six patients have received imitation surgery.

Initial data from the first four enrolled patients in this first-in-human AAV-gene therapy trial are anticipated by year-end 2021. These initial data will focus primarily on safety up to 12 months following administration of AMT-130, as well as early imaging and biomarker data at one year. Additional clinical safety and efficacy data on longer patient follow-up in this clinical trial are expected throughout 2022.

•	The Company also remains on track to initiate a second Phase I/II clinical study of AMT-130 in Europe, with enrollment beginning before year-end 2021. The open-label study will enroll 15 patients with early manifest Huntington’s disease across two dose cohorts. Together with the U.S. study, the European study is intended to establish safety, proof of concept, and the optimal dose of AMT-130 to take forward into Phase III development or into a confirmatory study should an accelerated registration pathway be feasible.

•	Expanding the pipeline and strengthening the platform

•	In July 2021, the Company closed the acquisition of Corlieve Therapeutics, a pre-clinical gene therapy company based in France. Corlieve’s lead program, now designated as AMT-260, employs miRNA silencing technology to suppress aberrantly expressed kainite receptors in the hippocampus of patients with temporal lobe epilepsy (TLE). TLE represents a large unmet clinical need affecting approximately 1.3 million people in the U.S. and Europe alone, of which approximately 800,000 patients are unable to adequately control acute seizures with currently approved anti-epileptic therapies. The acquisition was announced in June 2021 during the Company’s virtual Research & Development Day.

•	In October 2021, the Company had a strong presence at the European Society of Gene and Cell Therapy (ESGCT) 28th Annual Meeting with four data presentations, each described below.

o	Preclinical data of AMT-191, a gene-therapy candidate for the treatment of Fabry disease, confirming high efficiency and cross correction in a Fabry mouse model, with increased GLA-activity in the liver, kidney, heart, and brain and normalized (lyso-)Gb3 levels in main target organs.

o	Preclinical data from AMT-230, an AAV gene therapy candidate for Parkinson’s Disease, reduces alpha synuclein in dopaminergic neurons and rescues motor phenotypes in a genetic model of Parkinson’s Disease.

o	Preclinical data from AMT-161, an AAV gene-therapy for the treatment of ALS, reduces the expression of c9ORF72 in human iPSC derived neurons, reduces C9ORF72-containing RNA foci in a model of the disease and is distributed to relevant regions of the spinal cord and brain when expressed in non-human primates.

o	Preclinical data from AMT-260, a gene therapy candidate for temporal lobe epilepsy, efficiently reduces the expression of GluK2 in cortical neurons, reduces epileptiform activity and hyperlocomotion in a preclinical model of epilepsy and blocks epileptiform discharges in organotypic slices from patients with TLE.

•	Appointment of experienced biopharma executive to the Board of Directors

•	Rachelle Jacques was appointed to the Company’s Board of Directors in October 2021 and will serve on the Company’s Audit Committee. Ms. Jacques has more than 25 years of industry experience. She has led successful launches of several rare disease therapies including the recent approval of a Regenerative Medicine Advanced Therapy (RMAT)-designated product, one of only three since the program inception in 2016. Since February 2019, Ms. Jacques has served as the Chief Executive Officer of Enzyvant Therapeutics Inc, focusing on the development of transformative regenerative therapies for rare diseases.

•	Strong cash position to advance the Company’s programs

•	As of September 30, 2021, the Company had cash and cash equivalents of $578.5 million. The Company expects that its cash and cash equivalents will be sufficient to fund operations into the first half of 2024. In addition, under the CSL Behring Agreement, the Company is eligible to receive more than $300 million in regulatory, development, and first commercial sale milestones, $1.3 billion in additional commercial milestones, and tiered double-digit royalties of up to a low-twenties percentage of net product sales arising from the collaboration. The receipt of approximately $300 million in regulatory, development, and first commercial sale milestones would be expected to extend the cash runway by approximately 12-18 months.

Upcoming Investor Events (each to be conducted virtually)

•	Jefferies Gene Therapy/Editing Summit, October 27-28, 2021

•	Stifel 2021 Virtual Healthcare Conference, November 15 -17, 2021

Financial Highlights

Cash Position: As of September 30, 2021, the Company held cash and cash equivalents of $578.5 million, compared to $244.9 million as of December 31, 2020. Upon the CSL Behring Agreement becoming fully effective on May 6, 2021, the Company received $462.4 million of payments. In January 2021, the Company and Hercules entered into an amended debt facility agreement, under which the Company drew down an additional $35.0 million for a total of $70.0 million outstanding under the facility as of September 30, 2021. In March and April 2021, the Company sold 921,730 ordinary shares for gross proceeds of approximately $29.6 million under an Open Market Sale Agreement with SVB Leerink LLC. In July 2021, the Company paid a net EUR 42.1 million ($49.6 million) related to its acquisition of Corlieve.

Revenues: Revenue for the three months ended September 30, 2021 was $2.0 million, compared to $1.8 million during the same period in 2020.

R&D Expenses: Research and development expenses were $36.4 million for the three months ended September 30, 2021, compared to $36.3 million during the same period in 2020. The change was primarily related to recruitment of personnel to support the development of product candidates, advancing the clinical development of the Company’s Huntington’s disease gene therapy program, and increased activities associated with preclinical product candidates.

SG&A Expenses: Selling, general and administrative expenses were $12.0 million for the three months ended September 30, 2021, compared to $10.8 million during the same period in 2020. The change was primarily related to recruitment of personnel and increased share-based compensation, offset partially by lower professional fees.

Other Income, net: Other income, net was $1.5 million for the three months ended September 30, 2021, compared to other income, net of $0.8 million during the same period in 2020. The increase in other income, net was primarily related to the receipt of employee retention credit under the U.S. CARES Act.

Other Non-operating Items, net: Other non-operating income, net was income of $8.6 million for the three months ended September 30, 2021, compared to other non-operating loss of $9.3 million for the same period in 2020. The increase in other non-operating income was primarily related to foreign currency gains in the current period compared to a net foreign currency loss in the same period in 2020.

Net Loss: The net loss for the three months ended September 30, 2021, was $36.5 million, or $0.79 basic and diluted net loss per share, compared to a loss of $53.8 million, or $1.21 basic and diluted loss per share during the same period in 2020.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, the Company’s expectations to announce clinical data from its gene therapy programs in hemophilia B and Huntington’s disease , patient enrollment in the second cohort of AMT-130, the initiation of an open-label European study of AMT-130, the announcement of data on the first four patients in the Phase I/II study of AMT-130, the submission of the regulatory filing for marketing approval of etranacogene dezaparvovec, the Company’s cash runway, or other updates on the Company’s research pipeline, and its plans to advance or expand its pipeline, accelerate research, identify business development opportunities, invest in technology, or scale its manufacturing capabilities. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the ongoing COVID-19 pandemic on our Company and the wider economy and health care system, our Commercialization and License Agreement with CSL Behring, our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in the Company’s periodic securities filings, including its Annual Report on Form 10-K filed March 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile:339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com

uniQure N.V.

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uniQure N.V.

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